ARTICLES OF INCORPORATION
                                                        OF
                                          CORPORATE TOURS & TRAVEL, INC.

KNOW BY ALL THESE PRESENTS:

That we, the undersigned, Directors being all natural persons of the age of eighteen years or more and desiring to form a body corporate under the laws of the State of Nevada do hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Nevada, these Articles of Incorporation:

                                                     ARTICLE I
                                                       NAME
The name of the Corporation shall be:
                                          CORPORATE TOURS & TRAVEL, INC.

                                                    ARTICLE II
That the registered office of this corporation and resident agent are both located at 6425 Meadow Country Dr., Reno, Nevada 89509; but the corporation may maintain an office in such towns, cities, and places within and without the State of Nevada as the Board of Directors may from time to time determine, or as may be designated by the ByLaws of the said corporation. The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada, unless dissolved according to law. The resident agent of the corporation will be: Lewis
M. Eslick, 6425 Meadow Country Dr. Reno, Nevada 89509.

                                                    ARTICLE III
PURPOSES AND POWERS
     1.   Purposes:
          Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Corporation Code.

     2.   General Powers:
          Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Corporation Code.

     3.   Issuance of Shares:
                  The Board of Directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of Nevada. Such stock may be issued from time to time without action by the stockholders, for such consideration as may by fixed from time to time by the Board of Directors, and shares so issued, shall be deemed fully paid stock, and the holder of such shares shall not be liable for any further payment thereon.

                                                    ARTICLE IV
CAPITAL STOCK

The total authorized capital stock of the Corporation shall be divided into Five Million (5,000,000) shares, of common stock as described below:

     1.   Common Stock:
          The aggregate number of voting common shares which this Corporation shall have the authority to issue is Five Million (5,000,000) each with one-hundredth of a cent ($.001) par value, which shares shall be designated "Common Stock". The Common Stock shall have no special powers, preferences or rights, or qualifications, limitations or restrictions. The rights of holders of shares of Common Stock to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be fixed in the resolutions which may be adopted from time to time by the Shareholders or Board of Directors of the Corporation.




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     2.   Dividends:
          Subject to the rights of the holders of Preferred Stock, if any, dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

     3.   Distribution in liquidation:
          Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligation and amounts payable in liquidation, dissolution or winding up and subject to the rights of the holders of Preferred Stock, if any, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of the Common Stock.

     4.   Voting Rights and Denial of Cumulative Voting:
          Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of shareholders, except that in the election of directors shareholders shall have the right to vote their Common Stock for as many persons as there are directors being elected with a vote of the Common Stock. Cumulative voting shall not be allowed in the election of directors of the Corporation, when the laws of Nevada require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

     5.   Denial of Pre-emptive Rights:
          No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any pre-emptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

                                                     ARTICLE V
GOVERNING BOARD OF DIRECTORS

                  The number of directors shall be fixed from time to time by or in the manner provided in the Bylaws. So long as the number of directors shall be less than three, no shares of the Corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. So long as the number of directors shall be less than three.

                  The name and address of the persons who shall serve as director until the next scheduled annual meeting of shareholders and until their successors are elected and shall qualify are as follows:
                   NAME                                               ADDRESS
        Lewis M. Eslick                                6425 Meadow Country Dr.
                                                             Reno, Nevada 89509

                   NAME                                               ADDRESS
        Henry Richard Vicencio                               216 Lemmon Drive
                                                             Suite 234
                                                             Reno, Nevada 89506

1.      Transactions with interested Directors:

        No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorized, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

        (a) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or



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        (b)    The fact of such  relationship  or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

        (c) The contract or transaction is fair and reasonable to the Corporation.

2. Common or interested directors may be counted determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                                                    ARTICLE VI

The capital stock of this corporation shall not be subject to assessment to pay debts of the corporation, and no paid up stock and no stock issued as fully paid shall ever be assessable or assessed. The Articles of Incorporation shall not be amended in this particular.

                                                    ARTICLE VII

The period of existence of this corporation shall be perpetual, subject only to termination by action of its stockholders or by the effect of law. During the time of the existence of this corporation the following shall be the doctrine for corporate opportunities:

The officers, directors and other members of management of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.

                                                   ARTICLE VIII

The directors shall have the power to make and alter the By-Laws of the corporation. By-Laws make by the Board of Directors under the powers so conferred may be altered, amended or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

                                                    ARTICLE IX

All transactions and acts by the Board of Directors shall be accomplished by a majority of the Board of Directors in the management of the business and affairs of the corporation, and the Board of Directors shall have the power to authorize the seal of the corporation to be affixed to all papers which may require it.

                                                     ARTICLE X
INDEMNIFICATION
The officers and directors of this corporation shall not be liable to the shareholders or any creditors of the corporation for any alleged breach of fiduciary duty as such officer and director unless it be established that the director or officer has committed acts or is personally responsible for omissions which involve intentional misconduct, fraud or knowing violation of the law, or the payment of dividends in violation of N.R.S. 78,300.

Further, the corporation does indemnify to the full extent authorized or permitted by the Nevada Corporation Code any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal,



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administrative  or investigative) by reason of the fact that he, his testator or interstate is or was a director, officer, employee, fiduciary, or agent of the Corporation or serves or served any other enterprise at the request of the Corporation.

                                                    ARTICLE XI
AMENDMENTS
        The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Nevada Corporation Code. Any proposed amendment shall be adopted upon receiving the affirmative vote of holders of a majority of the shares entitled to vote thereon.

                                                    ARTICLE XII
ADOPTION AND AMENDMENT OF BYLAWS
        The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter of amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the holders of Common Stock may also alter, amend or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                                   ARTICLE XIII
REGISTERED OFFICE AND REGISTERED AGENT
        The address of the initial registered office of the Corporation is 6425 Meadow Country Dr., Reno, Nevada 89509 and the name of the registered agent at such address is Lewis M. Eslick. Either the registered office or the registered agent may be changed in the manner provided by law.

                                                    ARTICLE XIV

The name and post office addresses of the incorporators are:
               NAME                                                   ADDRESS
        Lewis M. Eslick                                  6425 Meadow Country Dr.
                                                             Reno, Nevada 89509

               NAME                                                   ADDRESS
        Henry Richard Vicencio                               216 Lemmon Dr.
                                                             Suite 234
                                                             Reno, Nevada 89506



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        IN WITNESS  WHEREOF,  the  above-named  Incorporators  have signed these
Articles of Incorporation on September 21, 1993.




        Lewis M. Eslick

STATE OF NEVADA      )
                                   )ss.
COUNTY OF WASHOE     )

        On this 21st day of September, 1993, personally appeared before me, a Notary Public in and for the County of Washoe, State of Nevada: Lewis M. Eslick known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.




        Henry Richard Vicencio

STATE OF NEVADA      )
                                   )ss.
COUNTY OF WASHOE     )

        On this 21st day of September, 1993, personally appeared before me, a Notary Public in and for the County of Washoe, State of Nevada: Henry Richard Vicencio known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.




               NOTARY PUBLIC




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